SPECIAL MEETING OF THE SHAREHOLDERS OF
                  CCB FINANCIAL CORPORATION

                       MARCH 16, 1995

              Report of Inspectors of Election
                on Quorum and Voting Results


The undersigned have been duly appointed Inspectors of Election at the Annual Meeting of the Shareholders of CCB
Financial Corporation, held this 16th day of March, 1995 do hereby report as follows:

Report on Quorum

Pursuant to such appointment, we executed our Oaths of Office and duly delivered the same to the Secretary of the Corporation.

We inspected the list of shareholders of CCB Financial
Corporation and certify that the number of shares issued, outstanding and entitled to vote at such meeting was 9,108,895.

We also certify that there were at least 6,999,482 shares of CCB Financial Corporation stock represented as follows:

Description                     Number of Shares  Percentage

Outstanding and entitled to vote    9,108,895     100.00%

Voting in Person and by Proxy       6,999,482      76.84%


Report on Election

We received and tallied votes cast in person and by proxy
"For," "Against" and "Abstained" regarding the Board of Directors Proposal No. 1 and we certified the results as follows:

Shares Voting on Proposal No. 1

Description                     Number of Share   Percentage

Outstanding and entitled to vote    9,108,895       100.00%

Option
"For"                               6,464,519        70.97%
"Against"                             346,300          .80%
"Abstained"                            59,024          .65%
Non Voted Shares                   2,239,052         24.58%

Total Shares Accounted For          9,108,895       100.00%

Inspectors of Election Report
Special Shareholders' Meeting
3/16/95



Shares Voting on Proposal No. 2

Description                    Number of Shares   Percentage

Outstanding and entitled to vote    9,108,895       100.00%

Option
"For"                               6,396,572        70.22%
"Against"                             544,832         5.98%
"Abstain"                              58,077          .64%
Non Voted Shares                    2,109,414        23.16%

Total Shares Accounted For          9,108,895       100.00%


Witness our signatures this 16th day of March, 1995.

/s/ James E. Shaw
James E. Shaw

/s/ S. Benton Stone
S. Benton Stone